Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.
CYCLACEL PHARMACEUTICALS REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2009
- Advancing Sapacitabine to Pivotal Trial in AML in 2009 -
BERKELEY HEIGHTS, NJ, May 14, 2009 — Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP), a cancer drug development stage company, today announced financial results for the first quarter ended March 31, 2009. The Company’s net loss for the quarter was $5.1 million or $0.25 per share. Product sales in the quarter were $0.2 million. As of March 31, 2009, the Company had $20.4 million in cash and cash equivalents.
“We are on track with our goal of developing sapacitabine as potentially the first oral agent for the treatment of elderly patients with AML. We have expanded the AML cohort to further define the safety and efficacy of sapacitabine treatment. The expansion was met with overwhelming support from investigators and patients and enrolled 45 elderly patients with AML during early 2009. Consistent with our clinical development plan and our previously reported meeting with the FDA in January, we selected a dosing schedule for a pivotal trial pending FDA agreement on the trial design.” said Spiro Rombotis, President and CEO. “We look forward to discussing our Phase 2 data at ASCO 2009 and subsequently announcing pivotal trial details for sapacitabine in AML.”
“With our revised plan and targeted reductions in spending now mostly in place, we expect our cash will be sufficient to fund operations under current assumptions into the second quarter of 2010,” said Paul McBarron, Executive Vice President, Finance and Chief Operating Officer. “Our operating plan is centered on concentrating resources on successful execution of our pivotal trial for sapacitabine and realizing value from the rest of our pipeline.”
Corporate Highlights
In the oral sapacitabine program, Cyclacel:
•	Will present at ASCO 2009 updated interim data from the 2008 Phase 2 randomized trial in elderly patients with acute myeloid leukemia (AML) or myelodysplastic syndromes (MDS);

•	Treated a total of 105 patients with AML in the Phase 2 program;

•	Will announce 1-year survival data from the 2008 Phase 2 study in 2H ‘09;

•	Randomized 31 patients in the on-going myelodysplastic syndromes (MDS) stratum of the Phase 2 trial;

•	Observed partial responses in 3 out of 16 patients enrolled in the Phase 2 randomized cutaneous T-cell lymphoma trial which will be closed;

•	Continues to enroll patients in the dose escalation portion of the Phase 2 lung cancer study;

•	Began a Phase 1 trial of oral sapacitabine and oral seliciclib, given in combination, in patients with advanced cancer; and

•	Selected an AML dosing schedule for further development and expects to begin enrollment in a pivotal trial in AML during 2H ‘09.
Cyclacel will also:
•	Present at ASCO 2009 updated safety and efficacy data from the lead-in portion of an on-going Phase 2 trial of oral seliciclib in 23 patients with nasopharyngeal and other cancers;

•	Seek a partnership for further Asian development of seliciclib in nasopharyngeal cancer;

•	Report unblinded data from the seliciclib APPRAISE Phase 2 randomized trial in lung cancer in 3Q ‘09; and

•	Complete enrollment and close a Phase 1 trial of CYC116 in patients with solid tumors.
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www.cyclacel.com — info@cyclacel.com

First Quarter 2009 Financials
Sales of the Xclair® and Numoisyn® products for the first quarter of 2009 were $216,000 compared to $165,000 in the first quarter of 2008 or an increase of 31%. Total operating loss in the first quarter of 2009 was $5.2 million compared to $9.6 million in the first quarter of 2008. The reduction in the loss is a consequence of the revision to Cyclacel’s operating plan to focus on the development of sapacitabine and the benefit of cost reduction measures implemented by the Company. Total research and development expenses in the first quarter of 2009 were $3.1 million as compared to $5.9 million in the first quarter of 2008. The decrease of approximately $2.8 million was associated with research and development programs other than sapacitabine. Total selling, general and administrative expenses for the first quarter of 2009 were $2.2 million as compared to $3.8 million in the first quarter of 2008 with the decrease primarily attributable to a reduction in administration costs and charges in respect of stock-based compensation. The Company’s net loss for the quarter was $5.1 million or $0.25 per share compared to $6.3 million or $0.31 per share in the first quarter of 2008.
As of March 31, 2009, Cyclacel had $20.4 million in cash and cash equivalents. The Company continues to thoughtfully consider appropriate ways to conserve cash. Cyclacel expects its cash resources will be sufficient to fund operations under current spending assumptions into the second quarter of 2010.
Conference call and Webcast Information:
Cyclacel management will review first quarter 2009 financials and discuss the progress of its pipeline on a conference call scheduled for today at 4:30 p.m. Eastern. Conference call and webcast details are as follows:
US/Canada call: (877) 493-9121/ international call: (973) 582-2750
US/Canada archive: (800) 642-1687 / international archive: (706) 645-9291
Code for live and archived conference call is 97703626
Webcast: For the live and archived webcast, please visit the Corporate Presentations page on the Cyclacel website at www.cyclacel.com. The webcast will be archived for 90 days and the audio replay for 7 days.
About Cyclacel Pharmaceuticals, Inc.
Cyclacel is a biopharmaceutical company dedicated to the discovery, development and commercialization of novel, mechanism-targeted drugs to treat human cancers and other serious disorders. Three orally-available Cyclacel drugs are in clinical development. Sapacitabine (CYC682), a cell cycle modulating nucleoside analog, is in Phase 2 studies for the treatment of acute myeloid leukemia in the elderly, myelodysplastic syndromes and lung cancer and in Phase1 in combination with seliciclib. Seliciclib (CYC202 or R-roscovitine), a CDK (cyclin dependent kinase) inhibitor, is in Phase 2 for the treatment of lung cancer and nasopharyngeal cancer. CYC116, an Aurora kinase and VEGFR2 inhibitor, is in Phase 1 in patients with solid tumors. Cyclacel’s ALIGN Pharmaceuticals subsidiary markets directly in the U.S. Xclair® Cream for radiation dermatitis, Numoisyn® Liquid and Numoisyn® Lozenges for xerostomia. Cyclacel’s strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a portfolio of commercial products and a development pipeline of novel drug candidates. Please visit www.cyclacel.com for additional information.

Risk Factors
This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety, and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that Cyclacel will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2008, as supplemented by the interim quarterly reports, filed with the SEC.
Contacts for Cyclacel Pharmaceuticals, Inc.:
Investors/Media:
Corey Sohmer, (908) 517-7330
csohmer@cyclacel.com
© Copyright 2009 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc. Numoisyn® and Xclair® are trademarks of Sinclair Pharma plc.
SOURCE: Cyclacel Pharmaceuticals, Inc.

CYCLACEL PHARMACEUTICALS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(In $000s, except share and per share amounts)
(Unaudited)

	Three
	months ended
	March 31,
	2008	2009

Revenues:
Product Revenue	165	216
Grant revenue	12	12

	177	228

Operating expenses:
Cost of goods sold	96	116
Research and development	5,886	3,097
Selling, general and administrative	3,837	2,230

Total operating expenses	9,819	5,443

Operating loss	(9,642)	(5,215)
Other income (expense):
Change in valuation of warrants liability	2,209	(8)
Foreign exchange losses	(40)	(137)
Interest income	629	46
Interest expense	(83)	(107)

Total other income (expense)	2,715	(206)

Loss before taxes	(6,927)	(5,421)
Income tax benefit	675	358

Net loss applicable to common shareholders	(6,252)	(5,063)
Net loss per share — basic and diluted	($0.31)	($0.25)

Weighted average shares	20,433,129	20,433,129

CYCLACEL PHARMACEUTICALS, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
(In $000s, except share amounts)
(Unaudited)

	As of December 31	As of March 31
	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	24,220	20,442
Short-term investments	1,502	—
Inventory	508	460
Prepaid expenses and other current assets	2,784	2,529

Total current assets	29,014	23,431
Property, plant and equipment (net)	1,748	1,540
Deposits and other assets	195	196

Total assets	30,957	25,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	754	1,812
Accrued liabilities	5,186	5,045
Other current liabilities	1,615	578
Warrants liability	43	51
Current portion of other accrued restructuring charges	1,029	1,063

Total current liabilities	8,627	8,549
Other accrued restructuring charges, net of current	1,062	780
Other long term payables	626	637

Total liabilities	10,315	9,966

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized at December 31, 2008 and March 31, 2009, respectively; 2,046,813 shares issued and outstanding at December 31, 2008 and March 31, 2009, respectively

Aggregate preference in liquidation of $20,673,000 at December 31, 2008 and March 31, 2009	2	2
Common stock, $0.001 par value; 100,000,000 shares authorized at December 31, 2008 and March 31, 2009, respectively; 20,433,129 shares issued and outstanding at December 31, 2008 and March 31, 2009, respectively	20	20
Additional paid in capital	223,377	222,886
Accumulated other comprehensive loss	(42)	71
Deficit accumulated during the development stage	(202,715)	(207,778)

Total stockholders’ equity	20,642	15,201

Total liabilities and stockholders’ equity	30,957	25,167

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